KEELEY FUNDS, INC.
AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated this 1st day of August, 2005, to the Custody Agreement, dated April 15, 2005, (the "Agreement"), is entered by and between Keeley Funds, Inc., a Maryland corporation (the "Company”) and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

The fee schedule in Exhibit B to the Agreement is hereby superceded and replaced with the fee schedule attached at Exhibit B hereto. The parties agree that exhibit B is effective as of August 1, 2005.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.	U.S. BANK, N.A.

By: ______________________________	By: ________________________________

Title: ______________________________	Title: ______________________________